TRIMERIS, INC.

Moderator: Steven Skolsky

January 31, 2006

3:30 pm CT

Operator: Good afternoon and welcome to the Trimeris 2005 Fuzeon Sales conference call.

This conference call may contain predictions, estimates and other forward-looking statements that involve a number of risks and uncertainties including those discussed in Trimeris filings with the Securities and Exchange Commission.

Among the factors that could cause actual results to differ materially are the following: There is uncertainty regarding the success of our research and development activities, regulatory authorization and products commercialization. The results of our previous clinical trials are not necessarily indicative of future clinical trials.

Our drug candidates are based upon novel technology are difficult and expensive to manufacture and may cause unexpected side effects. For a complete description of these risks see Trimeris Form 10-K filed with the Securities and Exchange Commission on March 11, 2005 and the company's periodic reports filed with the SEC.

Actual manufacturing and commercialization results may differ from previous results and current projections. While the information presented during this call represents management's current judgment on the future direction of the company's business, such risks and uncertainties could cause actual operating results to differ materially from any future performance suggested herein.

Trimeris undertakes no obligation to update these forward-looking statements or events or circumstances arising after the date hereof.

I will now turn the call over to Mr. Steven Skolsky, Chief Executive Officer.

Steven Skolsky: Thanks for being with us for our year-end 2005 sales conference call. As we did in the third quarter of 2005, the company is announcing Fuzeon's sales results in conjunction with the release of Roche's financial results. The release of our complete financial results will follow in March.

This process of separating the releases provides the company with sufficient time to incorporate and fully analyze the financial data we receive from our partners at Roche. In 2006, we will periodically reassess the company's ability to contemporaneously release complete financial results with Roche.

And joining me on the call today are several members of the Trimeris senior management team. I will begin by summarizing the strong fourth quarter and year-end 2005 sales performance of Fuzeon, our novel Fuzeon inhibitor for the treatment of HIV AIDS. Fuzeon surpassed the $200 million sales level in its second full year after launch. Fuzeon again achieved double-digit quarterly revenue growth in North America and the rest of the world, reaching record sales of $63 million in the fourth quarter of 2005.

The growing awareness of a new standard of care for treatment experienced patients that have maximal HIV suppression and that Fuzeon in combination with new active drugs is the recommended approach for reaching this goal.

The creation and enhancement of new support programs for patients and continued development of improved options for drug delivery are contributing to an evolving positive attitude towards the product profile. This has contributed to growing acceptance of Fuzeon.

These four areas, record Fuzeon sales and continued significant growth of the brand demonstrated efficacy and synergy in combination with new drugs, increased acceptance of the product by doctors and patients and continued investment in product improvements are what I will cover in greater detail during this call.

I'll begin by reviewing Fuzeon's sales results. In 2005, the second full year of launch, worldwide sales of Fuzeon were $208 million, demonstrating growth of over $70 million or an increase of 54% over 2004. Fuzeon's worldwide sales for the fourth quarter of 2005 reached record levels, totaling $63 million, growing 29% over third quarter of '05 and 58% over the fourth quarter of 2004.

Sales in North America accounted for the majority of 2005 revenues, totaling $113 million, compared to $86 million in 2004, an increase of 32%. This result falls within the 2005 sales guidance range of $100 to $120 million that we provided for 2005.

Quarterly Fuzeon sales in North American totaled a record $36 million, growing 26% over the third quarter of 2005 and 48% above the fourth quarter of 2004. Fuzeon revenues in the rest of the world totaled $95 million compared to $49.5 [million] in 2004, an increase of 93%.

Quarterly Fuzeon sales in the rest of the world also reached a record level of $27 million, growing 32% over the third quarter of 2005 and 73% over the fourth quarter of the prior year.

These impressive sales results in 2005 were fueled by a combination of factors, including continued expansion of Fuzeon with newly approved HIV drugs and those in the late stages of clinical development for treatment experienced patients.

The first full year availability of Fuzeon and two of the three largest European markets, both Spain and Italy. Approval and subsequent sales of Fuzeon in Brazil and clinical assessment and development of administration alternatives including the Becton Dickinson Ultrafine 2 small gauge needle and the Biojector 2000, B2000, needle free delivery system.

In the US total new prescriptions for Fuzeon were stable in the fourth quarter compared to the prior quarter reflecting seasonality seen during the year-end holiday period, not only for Fuzeon but the HIV market overall.

An additional year-end trend, that of growth in on-hand inventory, also recurred in the fourth quarter of 2005, rising to roughly four weeks of inventory compared to a level closer to 1-1/2 to 2 weeks during the course of the year. This rise reflects a similar wholesale purchase pattern as seen in 2004 as well as in 2003.

For 2006, our sales expectations are as follows: Net sales of Fuzeon in the US and Canada are expected to reach between $140 to $150 million, an increase of 24% to 33% above 2005 and building on the growth trend seen in the latter half of last year.

Among the key drivers for growth in 2006 are the following: Continued growth and the acceptance and adoption of Fuzeon with new active agents as part of the emerging standard of care for treatment experienced patients, the availability of new agents, both commercially and in development for use in combination with Fuzeon, continued development of alternative Fuzeon administration options, the expansion of nursing and peer support for patients, and investment and marketing and promotion of Fuzeon, similar to that as seen in 2005.

Through the fourth quarter of 2005 our commercial efforts for Fuzeon continued to focus on opportunities to expand Fuzeon in clinical practice. Our collaborative efforts with our partners at Roche were complemented by presentations at scientific conferences that included results from clinical studies that reinforced the pivotal rule of Fuzeon in HIV treatment.

As indicated during our last conference call, there is a growing consensus regarding the "Fuzeon Effect" or the "Fuzeon Factor" as referred to by some HIV investigators, described in scientific presentations and publications occurring in the summer and early fall.

The "Fuzeon Effect" describes the results seen in six different trials of treatment experienced HIV patients, involving Fuzeon and three different, and at the time of the studies, new HIV drugs. The data from these trials consistently demonstrates that undetectable viral load was achieved in the majority of patients when Fuzeon was combined with these active antiretroviral drugs.

The strength of this data led to the Department of Health and Human Services or DHHS to revise its guidelines on the management of HIV AIDS to state that viral resuppression is the goal of therapy for treatment experienced patients.

These guidelines specifically indicate that patients who receive more drugs, that is an active booted protease inhibitor and Fuzeon had a better and more prolonged virologic response. We anticipate that these guidelines will be increasingly applied in clinical practice as this information becomes more widely disseminated.

Studies presented at the European AIDS Conference, the Workshop on HIV Entry, the Infectious Disease Society of America conference and the Interscience Conference on Antimicrobial Agents and Chemotherapy conveyed data validating the Fuzeon Effect and reflected considerable use of Fuzeon in trials of new drugs in clinical development.

Dr. Richard Halpert of the University of California at San Diego presented data at the IDSA summarizing the results of the TORO, RESIST, and POWER studies. In these studies, approximately 55% to 70% of treatment experienced patients receiving Fuzeon plus new active drugs specifically Lopinavir, Tipranavir and TMC114 respectively in the TORO resistant power studies achieved undetectable and sustained reductions in HIV viral loads.

Data on Tibotec POWER-1 and -2 studies of TMC114 presented at the European AIDS Conference and at ICAAC demonstrated that two-thirds of treatment experienced patients reached the pivotal less than 50 copy level of HIV suppression. Data from Tibotec C223 study of TMC125, a new non-nucleoside reverse transcriptase inhibitor also presented at the European AIDS Conference and ICAAC indicated that patients receiving Fuzeon as the foundation of background therapy plus TMC125 achieved the highest rates of HIV suppression, a mean reduction of 2 logs compared to 0.7 log without Fuzeon.

I would also point out that about 2/3 of the patients enrolled in this study received Fuzeon as part of their background therapy.

Further indication of the growing role of Fuzeon inhibitors in HIV therapy as well as the potential role of CCR5 inhibitors and other drugs that inhibit HIV entry was the launch of the first international workshop on HIV entry held in December of 2005.

The conference highlighted a number of issues that entry inhibition targeting human cellular receptors such as CCR5 and CXCR4 must address such as viral tropism, tropism linked pathogenesis and the potential safety issues related to such inhibitors. Within this framework Fuzeon stood as the cornerstone for HIV entry inhibition, not only of the first entry inhibitor but because of its unique mechanism of action and its lack of systemic toxicity.

Fuzeon blocks HIV infection independently of HIV tropism or pathogenesis without interfering with cellular targets. Fuzeon not only complements the other entry inhibitors but may also be synergistic with them in suppressing HIV replication. This bodes well for treatment strategies employing combinations of entry inhibitors with different mechanisms of action with Fuzeon as the anchor.

Turning to our ongoing product development efforts, I would first like to address our progress with alternative administration systems aimed at improving patients' daily experience with Fuzeon. Our sNDA submission with the US Food and Drug Administration to incorporate the needle-free gas powered injection system Biojector 2000 received an approvable letter on November 25, 2005.

In their reply the FDA indicated that the filing was approvable pending receipt of the final study report from the ongoing study ENF-404, also known as the WAND study, a randomized, open-label two-way crossover study assessing the tolerability of the B2000 device for administration of Fuzeon.

We anticipate that this report will be available in the second half of 2006 and will be provided to the FDA during that time. In the interim, we are initiating studies with Fuzeon that will include the use of the B2000 system, namely the BLQ or Below Level of Quantification study and BOSS, Biojector Observational Safety and Satisfaction study which will commence during the first half of 2006.

The BLQ study will assess the use of Fuzeon in combination with TMC114 while the BOSS study will focus on the use of B2000 in patients at risk of discontinuing Fuzeon therapy due to injection related difficulties.

In addition, the specialty pharmacy, Bioscrip, continues to enroll patients in their medical use evaluation of alternative administration systems for Fuzeon which includes the B2000 system free of charge.

Furthermore as described in earlier conference calls, data pertaining to Fuzeon administered with the Becton Dickinson thin-walled 31 gauge needle, known as the BD Ultrafine 2 from the Qualite trial demonstrated a low instance of injection site reactions and that a majority of patients had either no or only minor injection site reactions at the end of the 12-week period.

Patients in the study also reported that quality of life parameters were improved with Fuzeon over the 12-week period. Full data from this study are anticipated in mid-2006.

In addition, we continue to receive numerous anecdotal reports from clinicians whose patients report positive experiences with the use of the BD Ultrafine 2. Clinicians and patients considering or already using Fuzeon as part of their HIV regimens can readily access the BD Ultrafine 2 needle and syringe through their preferred pharmacies.

Our other Fuzeon related patient and healthcare provider support programs continued successfully through the end of last year. The Fuzeon Nurse Connections programs provides personal visits from highly qualified and experienced nurses to both new and current Fuzeon patients. Nurse Connections staff supported over 1,500 patients in 2005 and received high levels of physician and patient satisfaction. Roughly 80% of patients accessing this program are new to Fuzeon. The early data are reflecting 85% or greater persistency with therapy at 30 days after initiation was sustained through year-end 2005.

For 2006, we intend to further leverage data substantiating the Fuzeon effect as more new drugs enter clinical development or receive FDA approval while building on the successful programs developed during 2005 to expand Fuzeon use.

These initiatives will include promotional efforts with our Roche partners on expanding the awareness of the Fuzeon effect, leveraging emerging data from trials of new agents with Fuzeon and reiterating the consistent ability to achieve high levels of HIV suppression in treatment experienced patients, raising the awareness and adoption of the recent DHHS guidelines, setting the goal of maximal HIV suppression in treatment experienced patients, and Fuzeon's use as the foundation of a regimen designed to reach this goal, expanding the nurse connections program to include more full-time staff, to reach even more new and current Fuzeon patients to support successful therapeutic outcomes, further improve the daily use of Fuzeon through the alternative delivery system development with the publication of the full dataset from the Qualite trial as well as submitting additional data to support the B2000 system sNDA.

Fuzeon is pioneering a treatment paradigm that is revolutionizing the treatment of HIV. And before closing, I would like to address the exciting developments reported earlier this month regarding our next generation of fusion inhibitors. As part of our ongoing collaboration with Roche in the development and commercialization of fusion inhibitors for the treatment of HIV we have selected two next generation fusion inhibitor peptides for co-development and progression into further preclinical studies.

The peptides TRI-1144 and TRI-999 were designed and synthesized at Trimeris and will be detailed at an upcoming scientific meeting in February. These peptides are distinct chemical moieties and are designed from the natural sequences of gp41.

TRI-1144 and TRI-999 were selected with the specific goal of increasing durable suppression of HIV replication while achieving improvements in patient convenience and dosing frequency, namely, once a week administration. We look forward to keeping you apprised of our development efforts in the future and the development launch and adoption of Fuzeon was the state of our evolutionary approach in combating HIV. These new fusion inhibitors hold the potential to further these advances.

Thank you for joining the call. And we're now in a position to take your questions.

Operator: At this time if you would like to ask a question please press star 1 on your telephone keypad at this time. Once again, ladies and gentlemen, if you would like to ask a question from the phone lines press star 1 on your telephone keypad now. We'll pause for just a moment to compile the Q&A roster.

Your first question is from Steve Harr with Morgan Stanley.

Steve Harr: Thank you. Good afternoon guys. I had a - I guess I'm trying to get an understanding of two things, first off, on the inventory issue. It sounds like you added - there are a couple of extra weeks in a channel at the end of the year. Is that just in the United States or is that globally?

Steven Skolsky: That's just in the United States, Steve.

Steve Harr: And so globally your view is that this - that the sequential demand growth that you've seen is sustainable or is there some choppiness to some of the country orders that you're seeing?

Steven Skolsky: Although we don't see the inventory aberrations that we see in the US, as we've discussed in previous calls, purchasing patterns at the country level do affect overall sales. Like we saw in the second quarter of last year with the Brazilian purchase which was close to $7 million. In this quarter we also saw an additional purchase in Brazil close to $5 million.

Steve Harr: Okay. And then on the US do you expect this inventory to fall backwards from one to two weeks?

Steven Skolsky: I do. It follows the same pattern as last year and that's obviously what we're predicting. It's going to take a few weeks to burn off and that's been what we've seen revealed in our early returns on sales during the first part of January against the backdrop of increasing prescription trends over the past two weeks. I would imagine as we get into the middle part of February we will burn off a good portion of that inventory.

Steve Harr: Okay. And then just to go to the question there on actual end user demand, how do you expect to or how do you plan to reaccelerate demand given that there was flat growth in the fourth quarter? Your guidance implies no growth over 4Q but I presume there's some [unintelligible]. So can you walk through the numbers there?

Steven Skolsky: Yeah if you wash out the effects of inventory and the price increase which took place during the course of the fourth quarter, if you take a look at projections during our most aggressive growth period which is really during the latter part of the second quarter as well as what we saw in the third quarter it was rather dramatic. And the pattern that we saw in 2004, I think laid the groundwork for our template of what we see in 2005. An inventory buildup which skews your growth rate to some degree, the burn off during the first part of the year and also as we saw in 2004, I think some of the influences that we saw in 2004 growth will also come into play in 2005 but perhaps in different guises.

That is from the standpoint of new agents coming into play. As we saw with Tipranavir last year I think we're going to see come on to the stage, 114, either during the course of its early access program or also with full approval in the latter half of this year.

I think also the continued development of our alternative delivery systems in conjunction with the support programs in the latter half of this year I think are going to contribute to the growth as we alluded to during the course of 2005 to the tune of 24% to 33% over 2004.

Steve Harr: And just one more question, I'm assuming you mean '06 over '05.

Steven Skolsky: Excuse me, yes.

Steve Harr: But on the price increase, when was it, how much was it? Does it flow through all channels or is this not applicable to some of your state purchases? And finally if you whack out the price increase and the inventory demand, what actually happened to end user demand do you think in the fourth quarter?

Steven Skolsky: Two things, Steve. October 4 we announced the price increase of 5% which essentially is affected through all channels except where there are special discounts such as the ADAP program which it depends on what the customer segment is.

The net of the inventory build if you look at the growth rates quarter-on-quarter you're still looking at 10% growth rate when you pull out the additional approximation of around 3,000 kits of an inventory build.

Steve Harr: So half of that would be price and half would be on user demand, is that fair?

Steven Skolsky: Exactly because if you include the 5%, so you're still showing not only a high single digit growth, you're still showing a record quarter for the entire year.

Steve Harr: Great, thank you very much.

Steven Skolsky: Sure enough.

Operator: Your next question is from Meg Malloy with Goldman Sachs.

Meg Malloy: Thanks. Just to follow up on that just to be a little clearer, what would you estimate the dollar amount of inventory would have been in Q4?

Steven Skolsky: It's going to be around $4-1/2 million, Meg.

Meg Malloy: Four-and-a-half million for Q4.

Steven Skolsky: Yep.

Meg Malloy: And then . . .

Steven Skolsky: In terms of the inventory build.

Meg Malloy: Okay. And then . . .

Steven Skolsky: Yeah.

Meg Malloy: Right. And do you have any estimate of the number of patients on Fuzeon therapy and anymore current information in terms of dropout rates?

Steven Skolsky: No, Meg, as you and I discussed before, we don't have good accurate databases longitudinally to be able to track the numbers of patients since we moved away from a single point of distribution. So that's going to be an issue for us going forward in terms of being able to track that. As I alluded to in the scripted comments, the best information we have available at this time is related to supplementation of our nursing staff . . .

Meg Malloy: Uh huh.

Steven Skolsky: Who track the persistency rates of patients up to 30 day periods of time. And at that point in time we're seeing close to a 14% to 15% dropout rate.

Meg Malloy: Okay great. Thanks very much.

Operator: Your next question is from David Webber with First Albany.

David Webber: Thanks. Steve, can you give us a little sense of how much Fuzeon is being used in the TMC-114 expanded access program?

Steven Skolsky: Yeah, David, I think we're probably seeing a lower ramp up on the TMC-114 program that we had anticipated originally. And whether you include TMC-114 or for that matter the new trials of 125, when the drug is being used it's clearly in excess of 40% to 50% of those patients who are building their optimized background to include Fuzeon in it.

And I think that also bodes well for any other new agents that are coming into the forefront in terms of research investigations, including the CCR5 inhibitors because the two R5 inhibitors that are still in play. Both have two large experienced trials conducted on a worldwide as well as US basis.

And again we're seeing close to 40%-50% of those patients enrolling Fuzeon as part of their background. So the 125 data I think was interesting as well because that was presented at the European AIDS Conference with two of their Phase II trials.

And in one Phase II trial was a triple arm study, two different doses of 125 and a control arm and the degree of Fuzeon use ranged from around 52% to well over 65%. So again, in any trial where they're examining the effects of new agents in experienced patients and building an optimized background, we're seeing a large degree of use of Fuzeon.

David Webber: Thanks.

Operator: Your next question is from Eric Sandler with Sandler & Company.

Eric Sandler: Good afternoon gentlemen. Thank you for taking my call. I just had a question for you off of a filing from January 24 regarding the employee incentive bonus program.

Steven Skolsky: Yes.

Eric Sandler: I was just curious to know. I know the stock really hasn't performed to any degree in the last 12 months but senior management got bonuses up to 50% of their base salary. And I was just wondering how the incentive plan was devised and who it was I guess led towards?

Steven Skolsky: Yeah, just for the benefit of the audience here, the filing was made yesterday to the SEC regarding two things, the establishment of a new plan which was mandated and overseen by the Compensation Committee of Trimeris, the structure of that plan as well as the bonus attainment of senior managers. And what it does outline in that is not only the creation of shareholder value as one key element of remuneration to the executives but also a range of other goals, both organizational as well as finite financial goals that comprise the total remuneration package.

Operator: Your next question is from Thomas Wei with Piper Jaffray.

Thomas Wei: Thanks very much. I had a couple of questions just on the whole concept of clinical trial usage of the drug. Have you - if you look historically and when we look at your guidance on a go-forward basis, how much of the growth in 2005 was due to clinical trial usages of Fuzeon versus real-world adoption of it? And how much of your guidance on a go-forward basis is just from the planned enrollments and other companies, proposed programs?

Steven Skolsky: Yeah, a number of comments. One I think we can truly say that the growth that we've seen particularly during the latter half of the year last year is a confluence of a range of events coming to play really in a temporal fashion, not only the construct of support programs in market, the availability of these new agents and the availability of new administration systems has helped to fuel some of that growth.

During the third quarter I think clearly one of the things that helped fuel it is certainly the availability of Tipranavir. As we saw an increase in scripts with Tipranavir during that quarter post-approval it was clear that there was a movement of our own scripts very similar to that. And as those Tipranavir scripts have started to level somewhat in the fourth quarter we've also seen that same leveling with other agents in the HIV market.

What's difficult to model going forward is the predictability of some of these trials and for that matter the viability of some of them. We have a very good accounting of what trials are predicted to be a part of a development program by each of the investigative manufacturers.

But as you know, some of them have run into difficulties with toxicity as well as not hitting endpoints with some of their naïve patient segments that have had them removed from the table, so to speak, so that the availability of those patients and the possibility of using them with Fuzeon couldn't be incorporated into some of our own predictions.

But still on the table as I alluded to earlier with David Webber's questions, as we look worldwide certainly the Vicriviroc and Maraviroc are looking at targeting substantial numbers of experienced patients with similar trial design as we've seen in our own TORO trials. And Darunavir, formerly known as 114, likewise targeting well in excess of their development program of close to 5,000 patients.

And as I alluded to, we could probably count on 40% to 50% of those patients perhaps incorporating Fuzeon into their background regimen but recognizing that some of those patients already have had some experience with Fuzeon. So the net effects of new patients coming on who are also new to Fuzeon is probably on the range of 25% to 30% of patients in their experienced trials.

Thomas Wer: And could you just help me understand when you've forecasted your projection for 2006, the growth in the guidance range for North American sales, how much of that is clinical trial usage and new patients in clinical trials?

Steven Skolsky: I haven't attributed a point estimate to specific new agents but clearly there's an accommodation in those assumptions for some degree of new patients coming from new trials.

Thomas Wei: All right, thank you.

Operator: Once again, ladies and gentlemen, if you would like to ask a question please press star 1 on your telephone keypad at this time. Again to ask a question press star 1 on your telephone keypad now. We'll pause for just a moment.

There is a follow-up question from Steve Harr with Morgan Stanley.

Steve Harr: And just a quick follow up, my - since Roche has closed its books I understand you probably have a profit split payment for the quarter. Can you give us a general guidance of where things are falling along in the bottom line with the Fuzeon profit split?

Steven Skolsky: Yeah, Steve, as I pointed out in my preamble, we've obviously separated any report on earnings profit and expenses from the sales call for just that reason, to give us adequate time to make sure that we have all of our numbers in place and that's why we've schedule the call for March where we'll go in thorough detail any references to each of those line items separate from sales.

Steve Harr: So - but I'm presuming you have a payment from Roche. Their books are closed. Is that not correct? And you would have - obviously you don't have your books closed so your own costs are not know but that's a revenue line item, won't it be? Isn't that true?

Steven Skolsky: Well right now the only finalized numbers we have are sales numbers.

Steve Harr: Okay thanks.

Operator: Ladies and gentlemen, once again if you would like to ask a question press star 1 on your telephone keypad now. Again to ask a question press star 1 at this time. We'll pause for just a moment. And at this time I'm showing no further questions.

Mr. Skolsky, would you like to have closing remarks, sir?

Steven Skolsky: I would. I'd just like to summarize on a couple of key points related to some of our scripted comments and also reflecting on some of the questions that occurred after the call.

We surpassed a significant milestone with Fuzeon in this past year, worldwide sales in excess of $200 million again in its second full year from launch. We achieved record sales of Fuzeon for a single quarter, over $63 million in the fourth quarter of this year with strong double-digit revenue growth in North America as well as in rest of the world.

Clearly Fuzeon in combination with these new active agents that we've alluded to in - currently in clinical trials is helping to establish a new standard of care in the treatment of HIV. And we're making Fuzeon easier to use on a daily basis by increasing patient support and expanding the range of administration options.

And these efforts are contributing to both initial market acceptance and continuing retention of patients. And we are confident of this continued solid growth in Fuzeon use as reflected in our 2006 sales guidance, building on the momentum seen in the second half of 2005.

And lastly, our agreement with Roche has developed a novel next generation fusion inhibitor with the goal of durable HIV suppression and once weekly dosing hopefully demonstrates our commitment to expanding the franchise, building our research pipeline and improving the lives of people infected with HIV.

Once again, thank you for joining the call and we look forward to providing you with our complete financial results in March.

Operator: Thank you for participating in today's Trimeris 2005 Fuzeon Sales conference. You may disconnect at this time.

END